EXHIBIT 99.1

Winland Reports Q1 2013 Financial Results, Increased Sales

Company’s transition to providing real-time environmental monitoring services on SaaS platform on track to launch as scheduled

MANKATO, Minn., May 7, 2013—Winland Electronics, Inc. (OTC: WELX) today reported sales of its environmental monitoring products of $873,000 for the first quarter ended March 31, 2013, an increase of 8.2 percent, from the $807,000 in the comparable period in 2012.

The Company reported a loss of $485,000, or $0.13 per share, versus a loss of $115,000, or $0.03 per share, in the first quarter of 2012.

“During the quarter, we made meaningful progress in executing our strategic shift to a SaaS (software as a service) platform and rebranding as a provider of real-time, cloud-based environmental monitoring services,” said David Gagne, Winland’s chief executive officer. “We are encouraged that our timelines are running ahead of schedule, which could expedite new-product availability. At the same time, we are pleased with our year-over-year sales growth, which reflect a significant contribution from our EnviroAlert series of products as they continue to gain market adoption.”

Gross margins increased to 30.8% from 28.4% for the three months ended March 31, 2013 versus the first quarter in 2012.

Research and development expenses totaled $234,000 for the three months ended March 31, 2013 compared to $60,000 for the same time period a year ago.  These expenses highlight the investment in product development related to the company’s EnviroAlert EA800-ip and its planned software as a service (SaaS) platform.

Sales and marketing expenses for the quarter were $226,000, up $22,000 compared to the comparable period a year ago.  The increase was due to the development of brand and marketing strategies, partially offset by reduced salary and travel expenses.

General and administrative expenses totaled $299,000 for the three months ended March 31, 2013, an increase of $152,000 compared to the same time period a year ago.  The increase was due to increased salary and stock-based compensation expense, professional fees, and increased rental expenses, which includes expenses related to the Company’s new office in Minnetonka, MN.

“This past January, we announced our intention to invest approximately $1.2 million in a new SaaS solution to meet the growing demand for real-time environmental monitoring solutions that simplify protection and compliance. We believe this is essential for customers in many food and medical-related vertical industries, as well as other markets facing similar needs. Our investment includes the software development costs of that effort, plus the sales, marketing, and channel management required to drive awareness and demand,” Gagne said. “Our preparation in these areas is moving more quickly than anticipated, and we’re on track to launch our new cloud-based offering ahead of schedule.”

About Winland Electronics
Winland Electronics, Inc. (www.winland.com) is an industry leader in critical condition monitoring devices. The company develops products like EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more to monitor critical conditions for health/medical, grocery/food service, commercial/industrial, agriculture and residential markets. Manufactured in the United States, Winland products are compatible with any hard-wired or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, MN, Winland trades on the OTC under the symbol WELX.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward‐looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward‐looking statements: (i) that during the quarter, the Company made meaningful progress in executing its strategic shift to a SaaS (software as a service) platform and rebranding as a provider of real-time, cloud-based environmental monitoring services; (ii) that the Company’s timelines are running ahead of schedule, which could expedite new-product availability; (iii) the EnviroAlert series of products continue to gain market adoption; and (iv) the Company’s preparation in the software development, sales, marketing, and channel management areas is moving more quickly than anticipated, and the Company is on track to launch its new cloud-based offering ahead of schedule. . These statements involve risks and uncertainties, known and unknown, including among other risks that: (i) that during the quarter, the Company did not in fact make meaningful progress in executing its strategic shift to a SaaS (software as a service) platform and rebranding as a provider of real-time, cloud-based environmental monitoring services; (ii) that the Company is not running ahead of schedule, and therefore new-product availability will not be expedited; (iii) that the EnviroAlert series of products is not gaining market adoption; and (iv) the Company’s preparation in the software development, sales, marketing, and channel management areas is not moving more quickly than anticipated, and therefore the Company is not in fact on track to launch its new cloud-based offering ahead of schedule. . Consequently, no forward‐looking statement can be guaranteed and actual results may vary materially.

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Share and Per Share Data)
(unaudited)

	For the Three Months Ended March 31,
	2013	2012
Net sales	$873	$807
Cost of sales	604	578
Gross profit	269	229

Operating expenses:
General and administrative	299	147
Sales and marketing	226	204
Research and development	234	60
Total operating expenses	759	411

Operating loss	(490)	(182)

Other income	5	2

Loss from continuing operations	(485)	(180)
Income from discontinued operations, net of tax	-	65

Net loss	$(485)	$(115)

Loss per common share data:
Basic and diluted	$(0.13)	$(0.03)
Loss from continuing operations per common share data:
Basic and diluted	$(0.13)	$(0.05)
Income from discontinued operations per common share data:
Basic and diluted	$-	$0.02
Weighted-average number of common shares outstanding:
Basic and diluted	3,701,630	3,701,630

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands, Except Share Data)

	March 31, 2013	December 31, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$2,605	$390
Funds held in escrow from sale of manuafacturing facility, including land	-	2,641
Accounts receivable, less allowance for doubtful accounts of $7 as of both March 31, 2013 and December 31, 2012	428	516
Inventories	808	884
Prepaid expenses and other assets	108	56
Total current assets	3,949	4,487

Property and Equipment, at cost
Property and equipment	293	321
Less accumulated depreciation and amortization	255	278
Net property and equipment	38	43
Total assets	$3,987	$4,530

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$437	$503
Accrued liabilities:
Compensation	55	60
Other	31	30
Total current liabilities	523	593

Stockholders’ Equity
Common stock, par value $0.01 per share; authorized 20,000,000 shares; issued and outstanding 3,701,630 as of both March 31, 2013 and December 31, 2012	37	37
Additional paid-in capital	5,067	5,055
Accumulated deficit	(1,640)	(1,155)
Total stockholders’ equity	3,464	3,937
Total liabilities and stockholders’ equity	$3,987	$4,530

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(485)	$(115)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5	9
Non-cash stock based compensation	12	-
Changes in assets and liabilities:
Accounts receivables	88	35
Inventories	76	69
Deferred rent receivable	-	10
Prepaid expenses	(52)	(46)
Accounts payable	(66)	(114)
Accrued expenses, including deferred revenue	(4)	(65)
Net cash used in operating activities	(426)	(217)

Cash Flows From Investing Activities
Purchases of property and equipment	-	(5)
Receipt of funds held in escrow	2,641	-
Net cash provided by (used) in investing activities	2,641	(5)

Net increase (decrease) in cash and cash equivalents	2,215	(222)

Cash and cash equivalents
Beginning	390	1,031
Ending	$2,605	$809